Exhibit 99.1

Safeguard Scientifics Announces
Second Quarter 2014 Financial Results

Conference call and webcast today at 9:00 a.m. EDT

Wayne, PA, July 24, 2014 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced second quarter 2014 financial results. For the three months ended June 30, 2014, Safeguard’s net loss was $7.3 million, or $0.35 per share, compared to a net loss of $28.1 million, or $1.33 per share for the same period in 2013. For the six months ended June 30, 2014, Safeguard’s net income was $24.0 million, or $1.13 per share, compared to a net loss of $40.1 million, or $1.90 per share, for the same period of 2013.

“We are encouraged by the solid performance and continued growth of Safeguard’s partner companies,” said Stephen T. Zarrilli, President and CEO at Safeguard. “Year-to-date, we’ve realized $81.3 million in cash proceeds from our interests in former partner companies Alverix, Crescendo Bioscience, NuPathe, and Sotera Wireless; and deployed $34.1 million of capital in three new partner companies-InfoBionic, Syapse, and subsequent to the quarter, Trice Medical-and nine current partner companies. Through strategic focus and disciplined execution, Safeguard remains on target to add a total of five to six new partner companies in 2014. Our momentum remains strong and opportunities abound for additional M&A activity and value creation for our shareholders.”

“As of June 30, 2014, Safeguard had deployed $201.1 million of capital into its 20 partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer at Safeguard. “Our net cash, cash equivalents and marketable securities totaled $148.4 million, after subtracting the total carrying value of debt outstanding of $50.0 million. As a result of net proceeds from recent exit transactions, Safeguard continues to have exceptional financial strength, flexibility and liquidity.”

SHARE REPURCHASE PROGRAM
During the second quarter of 2014, Safeguard completed its previously announced share repurchase program. For the six months ended June 30, 2014, Safeguard repurchased 1,194,313 shares of the Company’s common stock in open market transactions at prices ranging from $19.54 to $22.18 per share for an aggregate cost of $25.0 million. The Company will continue to assess its cash position and consider opportunities to repurchase shares, or debt, when excess cash is available based upon previously established parameters.

PARTNER COMPANY AGGREGATE REVENUE GUIDANCE
Safeguard Scientifics reiterates that partner company aggregate revenue in 2014 is projected to be between $345 million and $365 million. Aggregate revenue guidance for the same partner companies in 2013 and 2012 was $284 million and $201 million, respectively. Aggregate revenue guidance for 2014 and prior years reflects revenue on a net basis. Revenue figures utilized for certain partner companies pertain to periods prior to Safeguard’s involvement with those companies and is based solely on information provided to Safeguard by such companies. Safeguard reports the revenue of its equity and cost method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in annual revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in annual revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in annual revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be between $5 billion and $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights - AdvantEdge continues to gain scale through strategic and organic growth acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2013 was in excess of $40 million.

Dabo Health, Inc. (San Francisco, CA - Initial Revenue Stage)
Dabo Health provides the healthcare community with an online visualization platform to view and track improvement in key performance metrics, collaborate across hospitals and healthcare systems, and identify and share learnings to save lives-providing a solution which enables providers and payers to improve patient care, reduce per capita cost and maximize reimbursements. Safeguard has deployed $1.5 million in Dabo Health since November 2013 and has a 13% primary ownership position.

Market Opportunity - Driven by the Affordable Care Act, the healthcare landscape is rapidly shifting with a heightened focus on care quality and cost containment. Dabo Health is uniquely positioned to help stakeholders achieve their quality and cost management goals. Dabo Health plans to monetize its health information platform by offering a subscription-based software-as-a-service model to providers and payers. Dabo Health’s target customers include the nearly 4,000 non-government community hospitals and approximately 80 payers in the U.S.

Operating Highlights - Following a successful informal launch of its platform into 200+ hospitals throughout the U.S., Dabo Health demonstrated pilot success, which the company intends to publish in various healthcare journals in late 2014. This will be accompanied by a commercial launch that seeks to penetrate the core hospital market including for-profit and non-for-profit hospitals as well as payers who are focused on connecting with providers to manage performance and reduce costs.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is an innovative molecular genetic information company that has developed more accurate and comprehensive genetic carrier screening tests, largely based on next-generation sequencing technology. In early 2012, Good Start Genetics launched its test menu, GoodStart Select™, which screens for all 23 genetic disorders recommended for screening by leading medical societies and influential advocacy groups. Good Start Genetics’ next-generation DNA sequencing technology, combined with other proven genetic screening technologies, results in higher carrier detection rates regardless of ethnicity. Good Start Genetics intends to develop as a fully integrated molecular genetics information company by marketing its tests not only to fertility clinics, but also to Ob/Gyn practices and other segments of the reproductive health sector. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - Genetic disorders impose a significant healthcare burden on society, accounting for 11% of pediatric admissions and approximately 20% of infant mortality. Despite established, recommended medical guidelines advocating genetic carrier screening on a widespread basis, approximately 1 in 100 babies are born with a genetic disorder, according to the World Health Organization, many of which are severe and costly to treat. In addition, according to a 2010 publication in Reproductive Biomedicine, more than 1,000 babies are born with cystic fibrosis in the United States, annually, and the lifetime costs of an individual with cystic fibrosis is approximately $2.3 million. However, this high cost can be prevented. Preconception carrier testing can help to prevent the incidence of genetic disorders.

Operating Highlights - During the second quarter of 2014, Good Start Genetics announced the appointment of Charles F. Wagner, Jr. to the company’s board of directors. Mr. Wagner is currently chief financial officer and executive vice president, finance and administration of Bruker Corporation (NASDAQ: BRKR), a global leader in analytical instrumentation and related solutions for life science, material science and applied markets.

InfoBionic™ Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. The company’s MoMe™ System is the first cloud-based, multi-pass analysis universal remote patient monitoring platform that provides unprecedented analytics with seamless transition between Holter, Event, and Mobile Cardiac Telemetry monitoring modes in one device. The MoMe™ System received CE Mark in December 2013, is being launched in Europe during the second quarter of 2014, and is pending 510(k) clearance to market from the U.S. Food and Drug Administration (FDA). Safeguard deployed $4.0 million in InfoBionic in March 2014 and has a 20% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, and includes $1 billion in the U.S.

Operating Highlights - During the second quarter of 2014, InfoBionic was named a finalist for the TiE50 Award for top technology start-up from among more than 2,800 companies from 27 countries. Entrants were judged on the merits of the company’s business model, intellectual property value and leadership team.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo unlocks the power of lab data to better inform treatment decisions and improve health outcomes. Medivo’s data analysts and clinical experts extract proprietary insights from the Medivo Lab ExchangeTM, a network of more than 140 U.S. labs with data across 200,000 practice locations and 28 million patients. These insights enable life science companies to build intelligent profiling knowledge, to make proactive decisions and to optimize their sales and marketing initiatives. Medivo’s services also enable physicians to better track and improve outcomes, and its Lab partners to realize the full value of their data assets. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. Medivo generates revenue through targeting and analytics programs and clinical services. Based upon current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to grow at 23.7% from 2012 to 2017 to reach $10.8 million.

Operating Highlights - During the second quarter of 2014, Medivo debuted its unique data solutions tools at the Pharmaceutical Management Science Association Meeting. Through its poster presentation, which won best in conference, Medivo demonstrated how use lab data strategies to change physician behavior at the point of care. Specifically, the poster illustrated findings from Medivo’s four case studies based on results derived from Medivo’s new Clinical Lab Engine for Actionable Results (C.L.E.A.R.™) Data Solutions tools.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (OSA) home testing, with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The FDA-cleared AccuSom® is as accurate as sleep lab testing, and significantly more convenient and comfortable for patients. Patients are able to test around their own schedule and can sleep in their own bed, which helps eliminate "first night" effect and improves data collection. AccuSom® is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider, is classified by CMS as an Independent Diagnostic Testing Facility and is an Approved Out of Center Sleep Testing Supplier by the American Academy of Sleep Medicine. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 30% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing 15-20% annually. Only 3 million sufferers have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - During the second quarter of 2014, Safeguard deployed $1.1 million in a $3 million subordinated debt facility to NovaSom. In addition, Square 1 Bank provided a $7.5 million senior credit facility to NovaSom. Proceeds will provide working capital to support future growth.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 86% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of the FDA Center for Veterinary Medicine’s approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Data presented at the FTC Pet Medication Workshop in October 2012 showed that Americans spend $7 billion annually on pet medicines. According to Vetnosis, this sector is projected to grow at a compound annual growth rate of 5% per year between 2011 and 2016.

Operating Highlights - During the second quarter of 2014, Putney raised $16 million in Series D financing, of which Safeguard deployed $4.9 million. Proceeds will provide working capital to expand R&D, sales and marketing. In addition, Jean Hoffman-Putney’s Founder, President and CEO-was named the EY Entrepreneur of the Year™ 2014 New England in the Life Sciences category, recognizing her success for building Putney into the largest generics company in the veterinary pharmaceutical industry. Putney continues to expand its commercial and regulatory affairs teams. To date, Putney has commercialized five FDA-approved veterinary generic drugs in three different dose forms.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is a leader in physician engagement and alignment. Its robust platform and online clinician community, QuantiaMD, enables principal participants in healthcare to engage physicians in high-value interactions that lead to true engagement and alignment. To achieve this, Quantia’s platform uses advanced engagement science to package and deliver information so providers will consume it, internalize it, and apply it to practice. By giving providers the information they need in a format they value, Quantia helps its clients-organizations such as health systems and life sciences companies-improve performance and make care more efficient and effective. Safeguard has deployed $9.5 million in Quantia since August 2013 and has a 35% primary ownership position.

Market Opportunity - Quantia currently generates revenue through three channels: (1) Pharmaceutical companies that need to reach and engage healthcare professionals to increase market share; (2) Hospital systems that need to align with providers to achieve clinical, operational and financial objectives; and (3) Medical technology companies that need to increase brand awareness among physicians and drive qualified leads. The scalable and secure Quantia platform has an annual addressable market estimated to be between $1 billion to $2 billion.

Operating Highlights - During the second quarter of 2014, Quantia launched its Provider Alignment Platform for Health Systems, a solution designed to focus physicians on an organization’s clinical, financial and operational performance initiatives via the delivery of targeted expert-led content. With the help of nationally recognized experts from the top 20 hospitals in the U.S., Quantia has developed thousands of content segments that support any healthcare initiative, such as improving quality, reducing costs, and increasing patient satisfaction. This content can be targeted down to the individual phyician to optimize health system, pharmaceutical, and medical technology organizations’ existing strategies for physician engagement.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse is a software company enabling healthcare providers to deploy precision medicine programs. Syapse’s Precision Medicine Data Platform integrates complex genomic and clinical data with care pathways and medical knowledge bases, providing clinicians with actionable insights to enable diagnosis and treatment. In addition, it enables longitudinal tracking of patients over time, creating expansive sources of real world evidence that will be used to power learning health systems across networks of affiliated health providers. The platform integrates data from electronic medical records, molecular testing labs, imaging and billing systems, and is agnostic to the data source or system. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 27% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular, and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. United Health Group estimates that the annual addressable market for genetic and molecular diagnostic testing will reach $15 to $25 billion in the U.S. by 2021, while MarketsandMarkets reports that the global Health IT market was $40.4 billion in 2012 and will grow to reach $56.7 billion by 2017.

Operating Highlights - On June 23, 2014, Safeguard led a $10 million Series B financing for Syapse, with participation from Series A investor, The Social+Capital Partnership. This financing will enable Syapse to extend its lead in helping healthcare providers deploy precision medicine programs to utilize genomics and clinical data to support treatment decisions. In addition, Syapse will use proceeds to expand sales, marketing and client services, as well as further accelerate product development. To date, Syapse has raised a total of $14.5 million.

Trice MedicalTM (King of Prussia, PA - Development Stage)
Trice was founded in 2011 to fundamentally improve orthopedic diagnostics for the patient, physician, and payer by providing instant, eyes-on, answers. Trice has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution that is optimized for the physician’s office. Trice’s mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reduce the overall cost to the healthcare system. In July 2014, as part of the first tranche of financing, Safeguard deployed $1.3 million in Trice and has a 12.9% primary ownership position. The second tranche will close pending 510(k) clearance from the FDA for Trice’s product, mi-eyeTM. Assuming this regulatory milestone is achieved, Safeguard expects to deploy an additional $3.75 million in Trice, which would increase Safeguard’s primary ownership to approximately 26%.

Market Opportunity - In the U.S., it is estimated that over $100 billion is spent on MRI imaging each year. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500-$1,700 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not the orthopedic surgeon who is treating the patient.

Operating Highlights - On July 10, 2014, Trice Medical closed the first tranche of an $11.6 million Series B financing, which was led by Safeguard Scientifics with participation from BioStar Ventures and other existing investors. Proceeds from the funding will support Trice’s efforts to commercialize and market its initial product, mi-eye, into the physician’s office.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's patented technology provides enterprises with continuous and complete visibility into all applications and supporting resources across their IT ecosystem, regardless of the infrastructure. With AppFirst, organizations can improve continuity between business and IT through never-before-seen information about their systems, allowing the ability to proactively troubleshoot, increase system performance and asset utilization, enable highly accurate chargeback capabilities, and reduce overall IT costs. Safeguard has deployed $8.6 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.1 billion application-performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights - During the second quarter of 2014, AppFirst's Co-Founder and CTO, Donn Rochette, was granted a U.S. patent for its next-generation data collection technology. Mr. Rochette's unique experience developing life-critical systems for organizations such as NASA is paramount to the development and successful implementation of this technology.

Apprenda, Inc. (Clifton Park, NY - Initial Revenue Stage)
Apprenda is a leading enterprise PaaS company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations faster. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 22% primary ownership position.

Market Opportunity - Apprenda was recently named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - During the second quarter of 2014, Apprenda opened a New York City office and launched an end-to-end hybrid cloud solution with Microsoft for .NET and Java applications. The collaboration offers Apprenda’s customers turnkey hybrid implementation on Microsoft’s Azure infrastructure for seamless public cloud service. Over time, Apprenda intends to eliminate the need to choose between public and private clouds, empowering enterprises to run on both. Currently, Apprenda is working with many of the world’s top banks, including JPMorgan Chase, which has the largest enterprise PaaS deployment in the world with more than 3,000 apps running on its platform. Apprenda has customers in a variety of other industries, with leading healthcare organizations including AmerisourceBergen, McKesson and Memorial Sloan Kettering Cancer Center using Apprenda to create new efficiencies and revenue streams.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 40 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise. This is achieved through 75 unique career channels, 2,500 industry communities and 500 professional communities in the Beyond.com global network. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to IDC, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights - During the second quarter of 2014, Beyond.com relaunched its website, introducing responsive design for increased user engagement and social activity.

Bridgevine, Inc. (Vero Beach, FL - High Traction Stage)
Bridgevine is the leading provider of customer acquisition and retention solutions for enterprise customers. Bridgevine’s software-as-a-service platform is used by leading companies in communications, entertainment, home security, and energy resulting in 40 million consumer interactions annually. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - During the second quarter of 2014, Bridgevine merged with Acceller. The newly combined company is led by Bridgevine’s current CEO, Sean Barry, and offers the largest and most advanced customer acquisition and retention platform in the marketplace. The transaction is expected to improve operating margins. In addition, it is expected that the combined company will generate more than $50 million in annual revenue.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is the first and only end-to-end platform that helps brands connect, manage, engage and measure success across all touch points with their customers via in-store, online, mobile and social media. Through its Consumer Lifecycle Success (CLS) platform, Clutch enables businesses to maximize the value they get from their customers by providing a comprehensive set of modular solutions to drive loyalty, increase consumer spend, segment and reward brand advocacy. Safeguard has deployed $7.5 million in Clutch since February 2013 and has a 30% primary ownership position.

Market Opportunity - The customer success category is an emerging multi-billion dollar industry helping organizations maximize their relationships with their customers after they have paid to acquire them. Traditionally, seven of every ten marketing dollars is spent on customer acquisition. Clutch is shifting the paradigm from not only focusing more on retention, but focus on maximizing the value of a brand’s best customers. This strategy provides stronger ROI in terms of revenue, profitability and advocacy. Brands large and small will benefit from this shift in market direction.

Operating Highlights - During the second quarter of 2014, Safeguard deployed $2.0 million in follow-on equity financing to Clutch. In addition, the company was named Technology Startup Company Winner in the 2014 PACT Enterprise Awards. Clutch also launched its ClutchConnect™ Partnership program to help consumer-focused businesses connect with high-value customers. Lastly, Clutch joined the Demandware LINK partnership, a platform that makes it possible for retail enterprise clients to implement loyalty and engagement programs faster.

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (“UBI”) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor’s smartphone telematics engine, which is fully integrated to the DriveFactor telematics platform, is available for download on iOS. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity - UBI programs, also known as telematics-enabled insurance, are estimated to grow 50x and generate more than $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles used a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than two million telematics subscribers in Italy alone.

Operating Highlights - DriveFactor’s partnerships and customers currently include Direct General Corporation (U.S.), Admiral Insurance (U.K.), Trygg-Hansa (Sweden), Deutsche Telekom (Germany), Orange (Switzerland) and Tower (New Zealand). DriveFactor continues to grow revenue through pursuit of white-label opportunities with other global partners.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Using Hoopla’s award-winning sales motivation platform, industry leaders like Angie’s List, Marketo, Xactly Corp. and Zillow are building high-performance cultures that deliver dramatic gains in sales productivity and customer satisfaction. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - During the second quarter of 2014, Hoopla was recognized by AlwaysOn as one of the OnDemand 50 Companies to Watch. In addition, Hoopla announced partnerships with Xactly Corp. and Gainsight to deliver integrated sales motivation and other solutions to the respective companies’ sales organizations.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a SaaS, cloud-based financial technology company that is dedicated to delivering software solutions and comprehensive, timely data to the municipal bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 49% primary ownership position.

Market Opportunity - Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the second quarter of 2014, Safeguard deployed $1.3 million in equity follow-on financing to Lumesis. Lumesis also reported that its user base for it’s production, DIVER Advisor, has grown to more than 30,000, an increase of 550% since the recent SEC approval of time-of-trade disclosure and other rules for trading municipal debt securities.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that's leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne Marketing Operating System™. A pioneer in the industry introducing the first Demand-Side Platform (DSP) with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers and better, more individualized experiences for consumers. Key clients include every major agency holding company, operating agency and top brands across verticals. During the second quarter of 2014, MediaMath raised $73.5 million in Series C financing, and increased its debt facility to $105 million, for a total funding of more than $175 million to fund global growth of its digital marketing operating system. Since 2009, Safeguard has deployed $25.5 million of capital in MediaMath. In conjunction with this most recent financing, Safeguard’s ownership in MediaMath decreased from 22.5% to 20.6%. As a result of the decrease in ownership, Safeguard recognized an unrealized book gain of $7.0 million.

Market Opportunity - According to PwC, digital ad spend worldwide is expected to grow at a compound annual growth rate of 15.6% between 2012 and 2016. The advertising technology community viewed the 2013 IPOs of Criteo (NASDAQ:CRTO) and Rocket Fuel (NASDAQ:FUEL) as important indicators of the growing value of sophisticated technologies that improve digital advertising performance.

Operating Highlights - During the second quarter of 2014, MediaMath continued its development globally, announcing the appointment of Dav Reed as Managing Director for EMEA to drive additional success with European clients, prospects and partners, as well as expanding its APAC presence by opening an office in Tokyo. Also in Q2, MediaMath announced a partnership with Yahoo!, Microsoft, and iSocket to offer Automated Guaranteed premium media buying through TerminalOne, as well as a partnership with The Exchange Lab to integrate into their data management and programmatic trading hub. Lastly, MediaMath acquired Tactads, a French-based company that provides cookieless and cross-device targeting technologies. Tactads' solution is one component of MediaMath's proprietary ConnectedID technology being developed to enable advertisers to engage with their customers across channels and devices with unprecedented scale.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron Corporation enables organizations to rapidly solve business problems through a disruptive approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Its distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the second quarter of 2014, Pneuron released a new version of its distributed platform that enables enterprises to rapidly design, deploy and run distributed solutions and solve business challenges at their source. With this latest version, Pneuron provides enhanced enterprise-class features around Clustering, Notifications and Big Data integration to better connect business and IT and solve problems with unmatched speed and agility. Pneuron was also named one of 10 finalists for the 2014 Innovation Showcase by the Massachusetts Institute of Technology Sloan CIO Symposium.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is an award-winning advertising technology company that makes it easier to transform standard ads into dynamic, interactive digital ad experiences that run anywhere. Using data to drive advertising creative, Spongecell’s technology helps brands, creative and media agencies create more meaningful consumer engagement, without sacrificing speed. Spongecell works with some of the biggest companies in the world to drive their digital advertising campaigns and bring more interactive and engaging ad experiences to potential customers. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $43 billion in 2013, with a nine-year compound annual growth rate of 18%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - During the second quarter of 2014, Spongecell expanded sales coverage of the Nordics with the appointment of a new director of sales for the region. Spongecell is realizing significant traction with its dynamic creative product, which allows ad content to be updated in real-time based on parameters such as weather, user location and consumer habits. Spongecell continues to expand its mobile advertising offering, adding dynamic creative functionality and additional feature support to its mobile product.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, July 24, 2014

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 65677991

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of second quarter 2014 financial results followed by Q&A.

Replay will be available through August 24, 2014 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Recent successful exits include Alverix (acquired by Becton, Dickinson for $40 million); Crescendo Bioscience (acquired by Myriad Genetics for $270 million); NuPathe (acquired by Teva Pharmaceutical Industries for $144 million); and ThingWorx (acquired by PTC for initial proceeds of $112 million). For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013

Assets
Cash, cash equivalents and marketable securities	$191,475	$177,568
Restricted marketable securities and cash held in escrow	—	5
Other current assets	1,479	1,557
Total current assets	192,954	179,130
Ownership interests in and advances to partner companies and funds	135,857	148,579
Loan participations receivable	5,479	8,135
Available-for-sale securities	11	15
Long-term marketable securities	6,896	6,088
Other assets	2,944	4,049
Total Assets	$344,141	$345,996

Liabilities and Equity
Convertible senior debentures - current	$—	$470
Other current liabilities	4,954	7,704
Total current liabilities	4,954	8,174
Other long-term liabilities	3,522	3,683
Convertible senior debentures - non-current	50,009	49,478
Total equity	285,656	284,661
Total Liabilities and Equity	$344,141	$345,996

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating expenses	$5,069	$6,715	$10,308	$12,089
Operating loss	(5,069)	(6,715)	(10,308)	(12,089)

Other income (loss), net	1,452	(2,724)	31,826	(1,967)
Interest, net	(556)	(284)	(1,180)	(619)
Equity income (loss)	(3,175)	(18,400)	3,633	(25,387)

Net income (loss) before income taxes	(7,348)	(28,123)	23,971	(40,062)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(7,348)	$(28,123)	$23,971	$(40,062)

Net income (loss) per share:
Basic	$(0.35)	$(1.33)	$1.13	$(1.90)
Diluted	$(0.35)	$(1.33)	$1.06	$(1.90)

Weighted average shares used in computing income (loss) per share:
Basic	20,771	21,128	21,226	21,119
Diluted	20,771	21,128	24,653	21,119

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Penn Mezzanine	(3)	(4)	(5)	(9)
Total segment results	(3)	(4)	(5)	(9)
Other items (a)	(5,066)	(6,711)	(10,303)	(12,080)
	$(5,069)	$(6,715)	$(10,308)	$(12,089)

Net income (loss)
Healthcare	$(3,095)	$(17,275)	$37,906	$(22,340)
Technology	1,586	(3,399)	(1,999)	(4,500)
Penn Mezzanine	178	(13)	332	328
Total segment results	(1,331)	(20,687)	36,239	(26,512)
Other items (a)	(6,017)	(7,436)	(12,268)	(13,550)
Net income (loss)	$(7,348)	$(28,123)	$23,971	$(40,062)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 20 partner companies as of June 30, 2014, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	June 30, 2014

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$125,596	$189,796
Cost method	5,850	11,535
Other holdings	4,411	36,324
	$135,857	$237,655